EXHIBIT 99.1

        Startec Launches Arab Virtual Community and Free Internet Service


    First in a Series of 9 Ethnic Online Communities Launched In Conjunction
                 with Free Internet Service for Select Customers


         BETHESDA, Md., Oct. 20 /PRNewswire/ -- Startec Global Communications Corporation (Nasdaq: STGC - news), a global communications company targeting ethnic communities worldwide, today announced the launch of its new Arab virtual community, the first in a series of nine planned ethnic virtual communities. The communities are offered under the name eStart, a new on-line brand of Startec, and can be accessed at www.estart.com. In addition to the virtual communities, Startec announced free Internet service to its high volume, dial- one customers.

         Over the next 12 months, eStart plans to launch eight additional virtual communities, each targeting a distinct ethnic community, including the Turkish, Iranian, South Asian, Chinese, Russian and Central European, Israeli, Latin American and East Asian communities. As successive communities are launched, each one will be accessible on the eStart Web site through a gateway page that allows users to select an ethnic community and language preference.

         The introduction of the virtual communities and free Internet service mark the beginning of a new strategic initiative for Startec, which has emerged as an industry leader in the underserved ethnic telecom markets in the United States, Canada and Western Europe. In the two years the Company has been public, it has transitioned from a dial-around (10-10-719) telephony company to a global facilities-based communications company offering a bundled suite of services to its customers, including domestic and international dial-one long distance and prepaid cards. Now, free Internet service will be marketed to high volume, dial-one customers who spend a minimum of US$60 per month on domestic and international long distance with Startec. With 10 years of ethnic marketing experience, Startec plans to leverage its ethnic marketing skills, customer knowledge and international network of agents and media partners to create a series of ethnic virtual communities with in-depth, local content. The Company's existing customer base of Arabs and other ethnic communities in the U.S., Canada and Western Europe enables Startec to promote the Arab and forthcoming virtual communities to a targeted audience that knows and trusts the Startec brand.

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         "We are very excited about our concept of creating virtual  communities under one brand. We believe that this greatly enhances our model and catapults us into a unique position in the Internet space. We are confident of rapidly leveraging our network of agents and media relationships to aggregate cultural content for eStart," said Tony Das, Senior Vice President of Corporate and International Affairs of Startec, and head of the eStart initiative.

         The  Arab  virtual   community   features   culture-specific   content,
interactive applications such as online forums on family, religious and political issues, communication tools and e-commerce opportunities.

         "Our vision is to provide our ethnic customers with more than just Internet access," said Ram Mukunda, Founder and Chief Executive Officer of Startec. "We seek to provide them with a single destination on the Internet for obtaining in-depth, local content relevant to their home cultures, under the umbrella brand of eStart. Within each virtual community, there will be content, communication tools and a platform for our customers to create additional online resources for use by other members of the community. The Arab market is one of our strongest, and we are pleased to offer them a better Internet experience."

         eStart will also enable online advertisers and merchants to target the Arab community, which has a high percentage of computer ownership and is rapidly increasing its use of the Internet. In the near future, eStart will expand the site by offering an ethnic e-commerce bazaar, in-language content and search functions, free email, instant messaging, bulletin boards and many other features. As additional communities are launched, advertisers and merchants have an opportunity to reach an even greater online ethnic audience.

         "We believe we have a very powerful model. Free Internet service bundled with dial-one service will provide us with the opportunity to increase our revenue per customer. Connecting our Internet customers to our virtual communities allows us to offer them a value-added Web experience tailored to their specific cultural interests. By leveraging our existing customer base, we believe we are uniquely positioned to capture significant market share of page views, creating a strong platform for future advertising and e-commerce opportunities," said Ram Mukunda.

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About Startec:

         Startec Global Communications Corporation is a facilities-based provider of communications services to ethnic communities in North America and Europe. Startec is building a state-of-the-art network optimized for Internet Protocol technology with an emphasis on connectivity to the emerging economies of the world, allowing it to integrate voice, data, Internet, and video services on a seamless network. Once completed, Startec's network will provide connectivity from points originating in the U.S., Canada and Europe and terminating in the emerging economies on an ATM/IP network. The Company's class of common stock is traded on The Nasdaq National Market under the symbol "STGC."

         Other than historical information contained herein, certain statements in this release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1994. Forward-looking statements in this release involve a number of risks and uncertainties including, but not limited to, changes in market conditions, government regulation, technology, the international communications industry, and the global economy, availability of transmission facilities, management of rapid growth, entry into new and developing markets, competition, customer concentration and attrition, and the expansion of the global network. These risk factors are discussed in further detail in the Company's SEC filings.

         Further information on Startec Global Communications Corporation can be obtained from its Web site at www.startec.com.

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